Exhibit 99.1

Northstar Neuroscience, Inc. Announces Revisions to its Strategic Plan and Reports Financial

Results for the Second Quarter of 2008

SEATTLE—(BUSINESS WIRE)—July 31, 2008—Northstar Neuroscience, Inc., (NASDAQ:NSTR), a medical device company developing therapies for the treatment of neurological diseases and disorders, today announced a revision to its strategic plan that places increased focus on the Company’s cortical stimulation therapy for the treatment of depression and suspends future activities for other indications. “We have conducted a thorough evaluation of our clinical opportunities” stated John Bowers, Northstar’s President and Chief Executive Officer. “Based on our findings, we determined that increasing our focus on our existing depression program and putting our other clinical programs on hold is the best course to achieving a viable therapy for the millions of patients suffering from treatment resistant depression, while also conserving our financial assets and striving to enhance overall shareholder value.”

Under the revised strategic plan, the Company is reducing costs to align its operations with clinical development priorities. Actions taken include a curtailment of the Company’s clinical and development activities not directly related to depression, an additional workforce reduction, and sublease of a portion of its headquarters facility. In connection with these efforts, the Company expects to incur costs totaling approximately $1.1 million, including non-cash share-based compensation of $190,000, associated with employee termination benefits and sublease losses. The majority of these costs will be incurred in the third quarter.

Mr. Bowers continued, “During the quarter, we announced long-term data from our PROSPECT study showing that patient depression symptoms continue to improve over time. Additionally, we recently submitted an IDE supplement to the FDA for our PROSPECT II study to further evaluate cortical stimulation for depression in a larger number of subjects. Under our revised strategic plan, we are focused on moving this program forward in a way that preserves cash resources and financial flexibility.” Mr. Bowers added, “In addition to these steps, management and the Board of Directors continue to evaluate other strategic alternatives to enhance shareholder value.”

The Company also announced financial results for its second quarter ended June 30, 2008. Investments in the Company’s existing clinical programs resulted in a net loss of $4.1 million, or $0.16 per share, for the second quarter of 2008, compared to a net loss for the second quarter of the prior year of $7.0 million, or $0.27 per share. Northstar also reported cash and investments of $74.0 million at June 30, 2008.

Research and development expenses totaled $2.8 million for the quarter ended June 30, 2008, compared to $5.9 million for the same quarter of the prior year. The lower current quarter expenses reflect a reduction in clinical trial and related costs due to the completion of EVEREST trial enrollment in 2007.

General and administrative expenses totaled $2.0 million for the quarter ended June 30, 2008, compared to $2.4 million for the same quarter of the prior year. The decrease is primarily due to lower overall intellectual property investments for the current period and decreases in compensation related to the workforce reduction implemented during the first quarter of 2008.

“Our balance sheet remains strong and debt free,” commented Ray Calvert, Northstar’s Chief Financial Officer. “The cost reductions implemented in February 2008 along with the current actions will significantly reduce cash use during 2009 as we advance our cortical stimulation program for depression. We expect to end 2009 with approximately $53 million in cash and investments.”

Conference Call

Northstar Neuroscience will hold a conference call today to discuss the Company’s revised strategic plan and cost reductions, second quarter operating results and to provide an update on its review of strategic alternatives starting at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to the conference call on your telephone, please dial 1-800-638-4817 (US/Canada) or 1-617-614-3943 (International) and use the participant code “34124827” approximately ten minutes prior to the start time. The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience web site at www.northstarneuro.com under the investor relations section and will be archived for 30 days after the call.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neuromodulation therapies to treat neurological injury, disorder, and disease. Northstar’s proprietary Renova™ Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain - the cerebral cortex. The Renova system is currently under investigation for several indications. For more information, visit www.northstarneuro.com.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the timing and results of any of our clinical trials, analysis of the results of any of our clinical trials, the timing of release of results related to any of our clinical trials, the timing of any proposed submission to the U.S. Food and Drug Administration, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, and our ability to estimate future cash flows and cash needs. Results from our feasibility trials, or from subgroups of a pivotal clinical trial, may not be indicative of success in any later clinical trials. In addition, there can be no assurance regarding the results of the Company’s engagement of a financial advisor or analysis of strategic alternatives, or that such engagement or analysis will result in any transaction or arrangement with a third party.

CONTACT:

Investors:

Northstar Neuroscience, Inc.

Ray Calvert, 206-902-1930

Vice President, Finance/CFO

ir@northstarneuro.com

or

Westwicke Partners

Mark Klausner, 410-321-9651

mark.klausner@westwickepartners.com

or

Media:

Schwartz Communications

Helen Shik, 781-684-0770

northstar@schwartz-pr.com

SOURCE: Northstar Neuroscience

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Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands)

	June 30, 2008	December 31, 2007
Cash, cash equivalents and investment securities	$73,971	$83,450
Other current assets	621	1,017
Property and equipment, net	885	949
Other assets	93	93

Total assets	$75,570	$85,509

Accounts payable and accrued liabilities	$2,393	$3,658
Other liabilities	372	601
Shareholders’ equity	72,805	81,250

Total liabilities and shareholders’ equity	$75,570	$85,509

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except share and per share data)

	Three-month period ended June 30,		Six-month period ended June 30,
	2008	2007	2008	2007
Operating expenses:
Research and development	$2,817	$5,854	$6,795	$11,459
General and administrative	1,970	2,422	4,344	4,757

Total operating expenses	4,787	8,276	11,139	16,216

Operating loss	(4,787)	(8,276)	(11,139)	(16,216)
Interest income	663	1,290	1,585	2,641

Net loss	$(4,124)	$(6,986)	$(9,554)	$(13,575)

Net loss per share	$(0.16)	$(0.27)	$(0.37)	$(0.53)

Shares used in computing net loss per share	26,117,201	25,823,620	26,005,554	25,808,367